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The Management Network Group, Inc. Debby Brannon debby.brannon@tmng.com 800.876.5329	Brainerd Communicators Ray Yeung / Jo Anne Barrameda (Media) yeung@braincomm.com barrameda@braincomm.com Corey Kinger (Investors) kinger@braincomm.com 212.986.6667

TMNG Global Appoints A. Reza Jafari to Board of Directors

Overland Park, KS – April 20, 2009 – TMNG Global (NASDAQ: TMNG), a leading provider of management consulting services to the communications, media and entertainment industries, today announced the appointment of A. Reza Jafari, Chairman and CEO of e-Development International, to the Company’s Board of Directors. Mr. Jafari will serve on the Board’s Compensation Committee and Nominating & Corporate Governance Committee. This appointment brings the number of independent directors on TMNG Global’s Board to five members on its seven-member Board.

“We are delighted to welcome Reza to the Board,” said Richard P. Nespola, Chairman & CEO of TMNG Global. “Reza’s proven track record and experience, especially in international markets, complements and reinforces TMNG’s unique positioning as the industry leader in the consulting arena with a focus on the converging communications industry.”

With more than 30 years experience in IT services, competitive telecoms, media and entertainment and education industries, Mr. Jafari brings a wealth of industry expertise to the TMNG Board. In his current leadership position at e-Development International, Mr. Jafari manages a portfolio of business relationships and interests which include advising established and start-up companies and organizations across IT services and mobile communications businesses.

Prior to his current role, Mr. Jafari served as the Chairman and Managing Director of NeuStar International; and the Chairman and CEO of The Omega Partners. He has also held various senior executive positions at Electronic Data Systems Corporation (EDS an HP Company) including the President of Global Industry Group for Communications, Media and Entertainment industries.

He also currently serves as the Vice Chairman of the Board of Gigafone, a mobile advertising firm based in the Netherlands. On the industry association front, Mr. Jafari is the Chairman of the Board of ITU TELECOM; a board member of the India, China and America (ICA) Institute and a member of the Dean's Council, Kelly School of business, Indiana University.

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG, and Cartesian and its base of over 600 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide. The company is headquartered in Overland Park, Kansas, with offices in Boston, London, New Jersey, Shanghai and Washington, D.C.